EXHIBIT 4.13

                       PREFERRED STOCK PURCHASE AGREEMENT

         PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of February 17, 1999, by and among Able Telcom Holding Corp., a Florida corporation (the "COMPANY"), RGC International Investors, LDC, a Cayman Islands Limited duration company ("RGC"), and Cotton Communications, Inc., a Georgia corporation ("PURCHASER").

         WHEREAS:

         A. The Company and RGC entered into a Convertible Preferred Stock Purchase Agreement, dated as of June 26, 1998 (the "PURCHASE AGREEMENT"), pursuant to which RGC (i) purchased shares of the Company's Series B Convertible Preferred Stock (the "SERIES B PREFERRED SHARES"), which are convertible into Common Stock, $.001 par value per share, of the Company (the "COMMON STOCK"), upon the terms and subject to the limitations and conditions set forth in the Articles of Amendment to the Articles of Incorporation of the Company (the "SERIES B CERTIFICATE OF DESIGNATION") and (ii) in consideration for the purchase of the Series B Preferred Shares, received a Common Stock Purchase Warrant to purchase 175,000 shares of Common Stock (the "SERIES B WARRANTS");

         B. Contemporaneously with the issuance of the Series B Warrants, the Company issued to RGC an additional Common Stock Purchase Warrant to purchase 195,000 shares of Common Stock (the "ADDITIONAL WARRANTS" and together with the Series B Warrants, the "WARRANTS");

         C. In connection with the Purchase Agreement, the Company and RGC entered into two Registration Rights Agreements, dated as of June 30, 1998 (the "REGISTRATION RIGHTS AGREEMENTS"), pursuant to which the Company was obligated to file and obtain effectiveness with the Securities and Exchange Commission (the "SEC"), on or before October 28, 1998, of a Registration Statement (as defined in the Registration Rights Agreements) (the "REGISTRATION STATEMENT") registering the resale by RGC of the Registrable Securities (as defined in Registration Rights Agreements). The Company is in breach of its obligations under the Registration Rights Agreements because, among other things, it failed to obtain effectiveness of such Registration Statement. The Company desires to comply with the provisions of the Registration Rights Agreements by registering for resale the Retained Conversion Shares (as defined below), Warrant Shares (as defined below) and Restricted Conversion Shares (as defined below);

         D. RGC has converted a portion of the Series B Preferred Shares into 461,907 shares of Common Stock which RGC presently is holding and which shares have not been registered for resale as required by the Registration Rights Agreements (the "RESTRICTED CONVERSION SHARES");


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         E. (i) Purchaser desires to purchase and RGC desires to sell 1,425 of the outstanding Series B Preferred Shares held by RGC for a purchase price of $11,000,000 (the "TRANSFERRED SERIES B PREFERRED SHARES") and (ii) RGC desires to retain 375 of the outstanding Series B Preferred Shares held by RGC (the "RETAINED SERIES B PREFERRED SHARES"). The shares of Common Stock issuable upon conversion of the Retained Series B Preferred Shares are referred to herein as the "RETAINED CONVERSION SHARES";

         F. The Company desires to amend the terms of the Warrants in accordance with the terms of this Agreement. The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the "WARRANT SHARES";

         G. All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in either the Purchase Agreement, the Series B Certificate of Designation or the Registration Rights Agreements. The Series B Preferred Shares, the Transferred Series B Preferred Shares, the Retained Series B Preferred Shares, the Warrants, the Retained Conversion Shares, the Restricted Conversion Shares and the Warrant Shares are collectively referred to herein as the "SECURITIES".

         NOW THEREFORE, the Company, RGC and Purchaser severally (and not jointly) hereby agree as follows:

                  1. PURCHASE OF SERIES B PREFERRED SHARES; AMENDMENT OF WARRANTS AND GRANT OF PROXY.

                     a. PURCHASE OF SERIES B PREFERRED SHARES. On the Closing Date (as defined below), (i) Purchaser shall purchase from RGC all of its rights, title and interest in the Transferred Series B Preferred Shares for an aggregate purchase price of $11,000,000 (the "PURCHASE PRICE"); PROVIDED, HOWEVER, that Purchaser and the Company acknowledge that notwithstanding RGC's transfer of the Transferred Series B Preferred Shares to Purchaser and notwithstanding anything contained in the Series B Certificate of Designation to the contrary, RGC shall retain the portion of the Cap Allowance Amount attributable to the Transferred Series B Preferred Shares and that the retained portion of the Cap Allocation Amount shall be allocated to the Retained Series B Preferred Shares held by RGC until such time as RGC has converted all of the Retained Series B Preferred Shares, whereupon the remainder of such portion of the Cap Allocation Amount originally attributable to the Transferred Series B Preferred Shares shall transfer to Purchaser, and (ii) RGC shall deliver the Transferred Series B Preferred Shares along with duly executed stock powers to Purchaser in exchange for the Purchase Price.

                     b. AMENDMENT OF THE WARRANTS. On the Closing Date (as defined below), the Company hereby amends the outstanding Warrants held by RGC in the following manner:

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                           (i) The Conversion Price (as defined in the Warrants)
shall be reduced from $19.80 to $13.25; and

                           (ii) The Company shall be entitled, on any
day following the Closing Date on which the Closing Bid Price (as defined in the Series B Certificate of Designation) of the Common Stock for each trading day during the three (3) consecutive trading day period ending on the trading day immediately preceding such date (the "CALCULATION PERIOD") is equal to or greater than 150% of the then applicable Conversion Price (as defined in the Warrants and as amended hereby), to deliver a written notice to the Holder requiring such Holder to exercise the Warrants in accordance with the terms thereof on the date which is ten (10) trading days following the date of such notice (the "EXERCISE DATE"); PROVIDED, HOWEVER, that the Company shall have such right if and only if for a period of thirty (30) consecutive trading days prior to the beginning of such Calculation Period and at all times during such Calculation Period and continuing through the Exercise Date, the Warrant Shares are (1) authorized and reserved for issuance, (2) listed for trading on each principal exchange or market on which the shares of Common Stock of the Company were then traded and (3) registered for resale pursuant to an effective registration statement under the 1933 Act; PROVIDED, FURTHER, HOWEVER, that the Holder shall not be required to exercise the Warrants with respect to any such notice unless the Closing Bid Price of the Common Stock on the trading day immediately preceding the Exercise Date is at least equal to 145% of the Conversion Price.

                     c. GRANT OF PROXY. Beginning on the Closing Date and ending on the date on which RGC no longer holds any Retained Series B Preferred Shares, Restricted Conversion Shares, Retained Conversion Shares, Warrant Shares or Warrants (the "PROXY PERIOD"), RGC hereby appoints Purchaser the true and lawful attorneys in fact and proxies of RGC to vote all shares of Common Stock held by RGC during the Proxy Period with the same force and effect as RGC would be entitled to vote if personally present at any meeting in which such shares may be voted (the "PROXY").

                     d. CLOSING DATE. Subject to the satisfaction (or waiver) of the conditions thereto set forth in Sections 7, 8 and 9 below, the date and time of the purchase of the Transferred Series B Preferred Shares, the amendment of the Warrants and the commencement of the Proxy Period pursuant to this Agreement (the "CLOSING DATE") shall be 12:00 noon Eastern Standard Time on February 17, 1999. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall occur on the Closing Date at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, or at such other location as may be agreed to by the parties.

         2. REPRESENTATIONS AND WARRANTIES OF RGC. RGC represents and warrants to Purchaser and the Company that:

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                     a. AUTHORIZATION; ENFORCEMENT. This Agreement has been duly and validly authorized. This Agreement has been duly executed and delivered on behalf of RGC, and this Agreement constitutes a valid and binding agreement of RGC enforceable in accordance with its terms.

                     b. OWNERSHIP OF PREFERRED SHARES. RGC is the beneficial and record owner of the Transferred Series B Preferred Shares to be sold to Purchaser pursuant to this Agreement and RGC has good and valid title to the shares free from all taxes, liens, claims and encumbrances.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to RGC and Purchaser that:

                     a. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

                     b. AUTHORIZATION; ENFORCEMENT. (i) the Company has all requisite corporate power and authority to enter into and perform this Agreement, to amend the Warrants and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby (including, without limitation, the amendment of the Warrants and the issuance and reservation for issuance of the Warrant Shares issuable upon exercise of the Warrants and the Retained Conversion Shares issuable upon conversion of the Retained Series B Preferred Shares) have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its stockholders is required, (iii) this Agreement has been duly executed and delivered by the Company, and (iv) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                     c. NO CONFLICTS. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the amendment of the Warrants and the issuance and reservation for issuance of the Warrant Shares issuable upon exercise of the Warrants and the Retained Conversion Shares issuable upon conversion of the Retained Series B Preferred Shares) will not (i) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws (each as defined in the Purchase Agreement) or (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or

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cancellation of, any agreement, indenture, patent, patent license or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and regulations of any self regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Except as specifically contemplated by this Agreement and as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self-regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under this Agreement, the Series B Certificate of Designation, the Registration Rights Agreements or the Warrants in accordance with the terms hereof or thereof, to amend the Warrants in accordance with the terms hereof and to issue the Warrant Shares upon exercise of the Warrants and to issue the Retained Conversion Shares upon conversion of the Retained Series B Preferred Shares. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof.

         4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to RGC and the Company that:

                     a. ORGANIZATION AND QUALIFICATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

                     b. AUTHORIZATION; ENFORCEMENT. (i) Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by Purchaser's board of directors and no further consent or authorization of Purchaser, its board of directors, or its stockholders is required, (iii) this Agreement has been duly executed and delivered by Purchaser, and (iv) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

         5. COVENANTS.

                     a. BEST EFFORTS. The parties shall use their best efforts to satisfy timely each of the conditions described in Sections 7, 8 and 9 of this Agreement.

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                     b. EXPENSES. Each of the parties to this Agreement shall
bear their own expenses.

                     c. AGREEMENTS AS TO SERIES B PREFERRED SHARES.

                           (i) Purchaser covenants and agrees that, until the
earlier of (a) the date on which RGC shall have converted all of the Retained Series B Preferred Shares held by RGC and (b) the date the Company has obtained the approval of its stockholders as required by applicable rules and regulations of Nasdaq for issuances of Common Stock in excess of the Exchange Cap, (the earlier of such dates being hereafter referred to as the "Conversion Restriction Release Date"), Purchaser (or any successors or assigns of the Transferred Series B Preferred Shares) will not convert any of the Transferred Series B Preferred Shares into shares of Common Stock. The Company covenants and agrees that until the Conversion Restriction Release Date, it will not honor any conversion notices submitted by Purchaser (or any successors or assigns of the Transferred Series B Preferred Shares) or issue any shares of Common Stock upon conversion of the Transferred Series B Preferred Shares.

                           (ii) The Company hereby acknowledges RGC's right to
fully convert the Retained Series B Preferred Shares in accordance with the terms of the Series B Certificate of Designation into an aggregate of up to 534,981 shares of Common Stock based on the Exchange Cap. The Company further acknowledges that the Conversion Price under the Series B Certificate of Designation is $3.5075 as of the date of this Agreement.

                           (iii) RGC agrees to convert the Retained Series B
Preferred Shares in accordance with the Series B Certificate of Designation within 30 days after the date on which the Registration Statement is declared effective by the SEC (provided such Registration Statement remains in effect at all times during such 30-day period).

                     d. ACKNOWLEDGMENT OF OBLIGATIONS UNDER THE PURCHASE AGREEMENT, SERIES B CERTIFICATE OF DESIGNATION, WARRANTS AND REGISTRATION RIGHTS AGREEMENTS. The Company hereby acknowledges its obligations and the rights of RGC under the Purchase Agreement, the Series B Certificate of Designation, the Warrants and the Registration Rights Agreements and, except to the extent those agreements are expressly modified by the provisions of this Agreement, such agreements and instruments shall remain in full force and effect.

                     e. CONSENT TO AMENDMENTS OF PURCHASE AGREEMENT, SERIES B CERTIFICATE OF DESIGNATION AND REGISTRATION RIGHTS AGREEMENT. The Company and, to the extent Purchaser has rights under the Purchase Agreement, Series B Certificate of Designation and Registration Rights Agreements, Purchaser covenant and agree that they will not amend or agree to amend any of the terms of the Purchase Agreement, Series B Certificate of Designation or the Registration Rights Agreements without the consent of RGC; PROVIDED, HOWEVER, the Company and

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Purchaser may amend the Series B Certificate of Designation without RGC's consent after the date on which RGC has converted all of the Retained Series B Preferred Shares in accordance with the terms of the Series B Certificate of Designation.

                     f. RECISSION OF REDEMPTION NOTICE. RGC agrees that its Notice of Redemption at Option of Holder Upon Triggering Event (the "REDEMPTION NOTICE") contained in that certain letter to Edward Pollock, Esquire, dated January 19, 1999, shall be rescinded effective as of the Closing Date. RGC further agrees that it will not, within 90 days of the date of this Agreement, deliver a Notice of Redemption at Option of Holder Upon Triggering Event based upon any event or condition in existence as of the Closing Date; PROVIDED, HOWEVER, that notwithstanding anything contained herein to the contrary, nothing herein shall be construed to waive RGC's right to deliver a Notice of Redemption at Option of Holder Upon Triggering Event or Notice of Redemption at Option of Holder Upon Major Transaction for any event or condition giving rise to such right occurring after the Closing Date.

                     g. NO DELIVERY OF NOTICE OF REDEMPTION AT OPTION OF HOLDER UPON TRIGGERING EVENT OR NOTICE OF REDEMPTION AT OPTION OF HOLDER UPON MAJOR TRANSACTION. Purchaser covenants and agrees that it will not deliver a Notice of Redemption at Option of Holder Upon Triggering Event or Notice of Redemption at Option of Holder Upon Major Transaction to the Company for any reason so long as RGC holds any of the Retained Series B Preferred Shares or Warrants.

         6. REGISTRATION RIGHTS.

                     a. REGISTRATION RIGHTS. The Company acknowledges its obligations under the Registration Rights Agreements including its obligation to cause the Registration Statement to become effective and that the Company is in breach of such obligations. The Company shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as possible. Such Registration Statement shall cover the resale by RGC of (i) the Restricted Conversion Shares, (ii) the Warrant Shares issuable upon exercise of the Warrants and (iii) the Retained Conversion Shares issuable upon exercise of the Retained Series B Preferred Shares.

         7. CONDITIONS TO THE COMPANY'S OBLIGATIONS. The obligation of the Company hereunder to amend the Warrants is subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

                     a. RGC and Purchaser shall have executed this Agreement and delivered the same to the Company.

                     b. Purchaser shall have delivered the Purchase Price to RGC.

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                     c. RGC shall have delivered the Transferred Series B
Preferred Shares to Purchaser.

                     d. The representations and warranties of each of RGC and Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, and each of RGC and Purchaser shall have performed, satisfied and complied in all material respects with their respective covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by RGC or Purchaser at or prior to the Closing Date.

                     e. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

                  8. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser hereunder to purchase the Transferred Series B Preferred Shares at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for Purchaser's sole benefit and may be waived by Purchaser at any time in its sole discretion:

                     a. The Company and RGC shall have executed this Agreement and delivered the same to Purchaser.

                     b. RGC shall have delivered to Purchaser certificates representing the Transferred Series B Preferred Shares along with duly executed stock powers for such certificates in accordance with Section 1(a) above.

                     c. The representations and warranties of the Company and RGC set forth in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time and the Company and RGC shall have performed, satisfied and complied in all material respects with their respective covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company and RGC at or prior to the Closing Date.

                     d. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.


                                       -8-
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                  9. CONDITIONS TO RGC'S OBLIGATIONS. The obligation of RGC
hereunder to sell the Transferred Series B Preferred Shares to Purchaser, grant Purchaser the Proxy at the Closing and rescind the Redemption Notice is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for RGC's sole benefit and may be waived by RGC at any time in its sole discretion:

                     a. The Company and Purchaser shall have executed this Agreement and delivered the same to RGC.

                     b. Purchaser shall have delivered to RGC the Purchase Price for the Transferred Series B Preferred Shares in accordance with Section 1(a) above.

                     c. The representations and warranties of the Company and Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at such time and the Company and Purchaser shall have performed, satisfied and complied in all material respects with their respective covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

                     d. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

                     e. All of the holders of Series B Preferred Shares for which The Palladin Group signed the Purchase Agreement as attorney-in-fact (the "PALLADIN GROUP") shall have rescinded their Notice of Redemption at Option of Holder Upon Triggering Event sent to Edward Pollock, Esquire on or about January 19, 1999. The Palladin Group shall have also agreed that they will not, within 90 days of the date of this Agreement, deliver a Notice of Redemption at Option of Holder Upon Triggering Event based upon any event or condition in existence as of the Closing Date; PROVIDED, HOWEVER, that notwithstanding anything contained herein to the contrary, the Palladin Group may retain the right to deliver a Notice of Redemption at Option of Holder Upon Triggering Event or Notice of Redemption at Option of Holder Upon Major Transaction for any event or condition giving rise to such right occurring after the Closing Date.

                     f. Purchaser shall have purchased 1,360 Series B Preferred Shares held by the Palladin Group.

                  10. GOVERNING LAW; MISCELLANEOUS.

                                       -9-

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                     a. GOVERNING LAW. This Agreement shall be governed by and
interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in the Borough of Manhattan in the State of New York with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

                     b. COUNTERPARTS; SIGNATURES BY FACSIMILE. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

                     c. HEADINGS. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

                     d. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

                     e. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the other agreements, documents and instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, none of the parties makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

                     f. NOTICES. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

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                           If to the Company:

                                    Able Telcom Holding Corp.
                                    1601 Forum Place, Suite 1110
                                    West Palm Beach, FL 33401
                                    Attention:  Chief Executive Officer
                                    Facsimile:  (561) 688-0455

                           With a copy to:

                                    Able Telcom Holding Corp.
                                    1601 Forum Place, Suite 1110
                                    West Palm Beach, FL 33401
                                    Attention:  Edward Pollock, Esquire
                                    Facsimile:  (561) 688-0455

                           If to RGC:

                                    c/o Rose Glen Capital Management, L.P.
                                    3 Bala Plaza - East, Suite 200
                                    251 St. Asaphs Road
                                    Bala Cynwyd, PA 19004
                                    Attention:  Wayne D. Bloch
                                    Facsimile:  (610) 617-0570

                           With a copy to:

                                    Morgan, Lewis & Bockius LLP
                                    1701 Market Street
                                    Philadelphia, PA 19103
                                    Attention: Keith S. Marlowe, Esquire
                                    Facsimile: (215) 963-5299

                           If to Purchaser:

                                    Cotton Communications, Inc.
                                    120 Allen Road
                                    Atlanta, GA 30328
                                    Attention:  Tyler Dixon, Esquire
                                    Facsimile:


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Each party shall provide notice to the other party of any change of address.

                     g. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company, RGC nor Purchaser shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Notwithstanding the foregoing, RGC may assign its rights hereunder to any person that purchases the Retained Series B Preferred Shares or the Warrants in a private transaction from RGC or to any of its "affiliates," as that term is defined under the 1934 Act, without the consent of the Company or Purchaser.

                     h. THIRD PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

                     i. SURVIVAL. The representations and warranties of the Company and Purchaser and the agreements and covenants set forth in Sections 1(a), 1(b), 1(c), 1(d), 3, 4, 5, 6 and 10 shall survive the closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of RGC.

                     j. PUBLICITY. The Company, Purchaser and RGC shall have the right to review a reasonable period of time before issuance of any press releases, SEC, NASDAQ or NASD filings, or any other public statements with respect to the transactions contemplated hereby; PROVIDED, HOWEVER, that the Company shall be entitled, without the prior approval of each of RGC and Purchaser, to make any press release or SEC, NASDAQ or NASD filings with respect to such transactions as is required by applicable law and regulations (although each of RGC and Purchaser shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon).

                     k. FURTHER ASSURANCES. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                     l. REMEDIES. The Company and Purchaser acknowledge that a breach by them of their respective obligations hereunder will cause irreparable harm to RGC, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company and Purchaser acknowledge that the remedy at law for a breach of their respective obligations under this Agreement will be inadequate and agree, in the event of a breach or threatened breach by the Company and/or Purchaser of the provisions of this Agreement, that RGC shall be entitled, in addition to all other available remedies in law or in equity, to an injunction or injunctions to prevent or cure any breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing economic loss and without any bond or other security being required.

                     m. NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, Purchaser, RGC and the Company have caused this Agreement to be duly executed as of the date first above written.

ABLE TELCOM HOLDING CORP.

By: /s/ BILLY V. RAY
    ------------------------------------
         Name:  Billy V. Ray
         Title: President & CEO


RGC INTERNATIONAL INVESTORS, LDC

By:      Rose Glen Capital Management, L.P., Investment Manager
         By: RGC General Partner Corp., as General Partner

By: /s/ GARY S. CAMINSKY
    ------------------------------------
         Name:  Gary S. Caminsky
         Title: Managing Director


COTTON COMMUNICATIONS, INC.

By: /s/ TYLER DIXON
    ------------------------------------
         Name:  Tyler Dixon
         Title: President